CAPLEASE, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND: The sole party to the Articles is CapLease, Inc., a Maryland corporation (the “Company”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on April 18, 2012.

FOURTH: The first sentence of Section 2 of the Articles as previously filed with the SDAT is set forth below:

The Series B Preferred Stock shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Stock (as defined in the Charter) and to all equity securities the terms of which provide that such equity securities shall rank junior to the Series B Preferred Stock; (b) on a parity with all equity securities issued by the Company, other than those equity securities referred to in clauses (a) and (c), including, without limitation, the 8.125% Series A Cumulative Redeemable Preferred Stock, $.01 par value per share, of the Company; and (c) junior to all equity securities issued by the Company which rank senior to the Series B Preferred Stock in accordance with Section 6(d).

FIFTH: The first sentence of Section 2 of the Articles as corrected hereby is set forth below:

The Series B Preferred Stock shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Stock (as defined in the Charter) and to all equity securities the terms of which provide that such equity securities shall rank junior to the Series B Preferred Stock; (b) on a parity with all equity securities issued by the Company, other than those equity securities referred to in clauses (a) and (c), including, without limitation, the 8.125% Series A Cumulative Redeemable Preferred Stock, $.01 par value per share, of the Company; and (c) junior to all equity securities issued by the Company which rank senior to the Series B Preferred Stock in accordance with Section 7(d).

SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on April 18, 2012.

ATTEST		CAPLEASE, INC.

/s/ Paul C. Hughes	By:	/s/ Paul H. McDowell
Paul C. Hughes		Paul H. McDowell
Secretary		Chief Executive Officer

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